Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Auddia Inc. of our report dated March 6, 2025, relating to the financial statements of Auddia Inc, which appears in Auddia Inc’s Annual Form 10-K for the years ended December 31, 2025 and 2024. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern. Our audit also did not include any adjustments for the reverse-stock-split which was effectuated on March 31, 2026.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Haynie

Salt Lake City, Utah

April 3, 2026